FOR IMMEDIATE RELEASE

IFF REPORTS STRONG THIRD QUARTER SALES COMPANY UPDATES GUIDANCE FOR 2004

New York, N.Y., October 28, 2004…. International Flavors & Fragrances Inc. (NYSE: IFF) (“IFF” or “the Company”) reported earnings per share for the third quarter 2004 of $.44 compared to $.54 for the prior year quarter. The 2004 third quarter results include $20.0 million ($12.7 million after tax or $.14 per share) of restructuring and other charges related to the sale of certain European fruit business assets, the closure of the Company’s Dijon, France manufacturing facility and other related reorganization activities; 2003 third quarter results included $3.9 million ($2.4 million after tax or $.03 per share) of restructuring and other charges. Excluding the effects of these charges, 2004 third quarter earnings per share would have been $.58, increasing 2% over the comparable $.57 per share in the prior year.

Third quarter 2004 sales totaled $506.2 million, increasing 5% in comparison to the prior year quarter. Reported sales for the 2004 quarter benefited from the strengthening of various currencies in relation to the U.S. dollar; had exchange rates remained constant, sales for the third quarter 2004 would have increased 2% in comparison to the prior year quarter. The sales performance in the quarter was also impacted by the disposition of the Company’s German and Swiss fruit preparations businesses, which were sold to Frutarom Industries Ltd. (“Frutarom”) on August 17, 2004. On a pro-forma basis, excluding sales attributable to the German and Swiss fruit businesses from the 2003 third quarter results, third quarter 2004 sales would have increased 3% in local currency and 7% in reported dollars.

Richard A. Goldstein, Chairman and Chief Executive Officer of IFF, said, “Our results were mainly driven by new customer wins and continued demand for our core flavor and fragrance formulations. Our sales and operating performance is largely due to our continued focus on customer service and our research and development initiatives – the keys to our future success. Our performance reaffirms my confidence that we are on the right track to meeting our expectations for 2004.”

For the quarter ended September 30, 2004, sales performance by region was as follows:

•	North America flavor sales grew 16% while fragrances grew 14%; in total, sales grew 15%. The flavor sales performance was driven by new wins and continued strong order activity. Fine fragrance, functional fragrance and aroma chemical sales increased 17%, 9% and 19%, respectively.
•	European fragrance sales increased 2%, although this performance was offset by a 10% decline in flavor sales; in total, regional sales declined 3%. Reported sales benefited from the strength of the Euro and Pound Sterling; local currency sales declined 9%. Local currency fragrance sales declined 5%; fine fragrance sales increased 4% offset by decreases in sales of functional fragrances and aroma chemicals of 8% and 9%, respectively. The fine fragrance performance was driven by a number of new product wins. Local currency flavor sales declined 16% compared to the prior year; poor summer weather throughout much of Europe contributed to the performance. Sales performance in the quarter was also impacted by the disposition of the Company’s German and Swiss fruit preparations businesses sold to Frutarom on August 17, 2004. On a pro-forma basis, excluding sales attributable to these businesses from the 2003 third quarter results, 2004 flavor sales would have decreased 8% in local currency and 1% in reported dollars.
•	Asia Pacific sales increased 8% with fragrances increasing 6% and flavors 10%; reported sales benefited from the strength of the Yen and the Australian dollar. Local currency flavor and fragrance sales increased 6% and 3%, respectively; for the region, local currency sales increased 5%. The performance reflects improving economic conditions in the region and the benefit of new wins in both flavors and fragrances. For the region, local currency sales growth was strongest in Greater China, Indonesia, Vietnam and Taiwan which increased 14%, 13%, 29% and 27%, respectively. Japan sales increased 7% in local currency which resulted in a 16% increase in reported dollars.
•	Latin America sales increased 7%; fragrance sales increased 10% partially offset by a decline in flavors of 4%. For the region, sales growth was strongest in Mexico, Argentina, Venezuela and Chile which grew 11%, 9%, 14% and 16%, respectively. Fragrance sales increased in all product categories with fine fragrances increasing 13%, functional fragrances 6% and aroma chemicals 31%. Flavor sales had a difficult comparison with the prior year quarter, when sales grew 31%.
•	India sales increased 2% in local currency and 4% in reported dollars. Local currency fragrance sales decreased 2% and were flat in reported dollars; flavor sales increased 7% in local currency and reported dollars. The flavor sales performance reflected the benefit of new product wins and the continued strength of the Indian economy.

Net income for the quarter decreased 17% in comparison to the prior year. Excluding the impact of restructuring and other charges in both years, income increased 3% in comparison to the prior year. Gross profit, as a percentage of sales, increased to 42.9% from 42.2% in the prior year, primarily because of the improved sales performance and product mix. Research and development expenses totaled 8.5% of sales compared to 8.1% in the prior year quarter, consistent with the Company’s intended level of R&D spending. Selling, General and Administrative (“SG&A”) expenses, as a percentage of sales, increased to 16.5% from 15.7%. The SG&A increase resulted from inclusion in the quarter, as previously announced, of approximately $1.7 million in equity compensation expense for which there was no comparable amount included in the 2003 results, and higher expense accruals under the Company’s incentive compensation plans, based on the improved sales performance relative to 2003. Interest expense declined 8% from the prior year quarter as a result of the Company’s debt reduction initiatives.

For purposes of comparison, this press release includes pro-forma data with respect to 2003; this pro-forma data excludes the results of the German and Swiss fruit businesses from the date of sale to the end of the quarter providing a like for like comparison. On a pro-forma basis net income decreased 15% including restructuring charges and increased 5% excluding such charges.

For the nine-month period ended September 30, 2004, sales performance by region was as follows:

•	North America fragrance sales increased 11% while flavor sales increased 13%. Functional fragrance, fine fragrance and chemical sales increased 10%, 8% and 20%, respectively. Sales for the region increased 12%.
•	European fragrance sales increased 8% and flavors increased 3%; in total, sales in the region increased 6%. Reported sales benefited from the strength of the Euro and Pound Sterling; local currency sales declined 4%. Local currency fragrance sales declined 2%; fine fragrance sales increased 5% offset by a decrease in sales of aroma chemicals of 11% while functional fragrance sales were flat. The fine fragrance performance was driven by a number of new product wins. Local currency flavor sales declined 6% compared to the prior year; poor summer weather throughout much of Europe contributed to the performance. Sales performance for the period was also impacted by the disposition of the Company’s German and Swiss fruit preparations businesses. On a pro-forma basis, excluding sales attributable to these businesses from the 2003 year-to-date results, 2004 year-to-date flavor sales would have decreased 4% in local currency and increased 6% in reported dollars.
•	Local currency sales in Asia Pacific increased 7% resulting in a 13% increase in reported dollar sales. Local currency fragrance sales increased 6% resulting in a 10% increase in reported dollars; flavor sales increased 9% in local currency and 15% in reported dollars. This strong performance reflects improving economic conditions in the region and the benefit of new wins in both fragrances and flavors. For the region, sales growth was strongest in Greater China, Vietnam, Indonesia, and Thailand, with respective local currency increases of 19%, 40%, 10% and 10%, respectively.
•	Latin America sales increased 9% in comparison to the prior year. Flavor sales increased 3%, benefiting from increases of 26%, 7% and 55% in Central America, Mexico, and Venezuela, respectively, reflecting new wins and improved economic conditions. Fragrance sales increased 11% with Central America, Mexico, Brazil increasing 17%, 10% and 7%, respectively; Argentina and Venezuela fragrance sales increased 28% and 41%, respectively.
•	India sales increased 15% in local currency and 17% in reported dollars. This performance was led by a 20% local currency increase in flavor sales with fragrance sales increasing 10% in comparison to the prior year period. In both flavors and fragrances, the sales performance reflected the benefit of both new product wins and continued strength of the Indian economy.

Net income for the nine months increased 15% in comparison to the prior year. Excluding the impact of restructuring and other charges in both years, 2004 year-to-date income increased 12% in comparison to the prior year. Gross profit, as a percentage of sales, increased to 43.0% from 42.4% in the prior year period, primarily due to improved sales performance and improved product mix. Research and development expenses totaled 8.4% of sales compared to 8.2% in the prior year period, consistent with the Company’s intended level of R&D spending. SG&A expenses, as a percentage of sales, increased to 16.4% from 15.7%. The SG&A increase resulted from inclusion of approximately $2.9 million in equity compensation expense for which there was no comparable amount included in the 2003 results, and higher expense accruals under the Company’s incentive compensation plans, based on the sales performance relative to 2003. Interest expense declined 18% from the prior year period.

For purposes of comparison, this press release includes pro-forma data with respect to 2003; this pro-forma data excludes the results of the German and Swiss fruit businesses from the date of sale to the end of the quarter providing a like for like comparison. On a pro-forma basis net income increased 16% including restructuring charges and 12% excluding such charges.

Restructuring Actions
In May this year, IFF announced that it had entered into a letter of intent with Frutarom for the intended sale of its fruit preparations businesses in Switzerland and Germany. Concurrently, IFF initiated required consultations with the Company’s French employee works council regarding the potential sale of the assets of its French fruit preparations business to Frutarom and the potential closure of its manufacturing facilities in Dijon, France.

IFF had previously announced its intention to divest itself of the fruit preparations business, which manufactures processed fruit and other natural product preparations used in a wide variety of food products, including baked goods and dairy products. Sales of fruit preparations in 2003 approximated $90 million. IFF completed the sale of the German and Swiss businesses, comprising 70% of the total fruit business, in August 2004.

On October 22, 2004, IFF completed consultations with the French employee works council, is proceeding with the sale of its French fruit preparations assets to Frutarom, and with the closure of its Dijon manufacturing facility. Sale of the French fruit assets is expected to be completed in the fourth quarter 2004; the Dijon facility is expected to close in the first quarter 2005 following completion of the transfer of production from Dijon to other IFF locations.

The closure of the Dijon facility is the result of IFF’s ongoing review of its organization and processes for ways to optimize production. By consolidating its flavor and fragrance operations into its larger, more specialized sites, IFF can increase capacity utilization and further improve both productivity and customer service.

Proceeds from the sale of the European fruit preparations business, in total, will approximate US $40.0 million, including the assumption of certain liabilities. As a result of these actions, the Company recorded $20.0 million ($12.7 million after tax or $.14 per share) of restructuring and other charges related to the disposition of the fruit preparations business, closure of the Dijon facility and other related reorganization actions in the third quarter 2004 results.

In June 2004, the Company announced that it would close its Canadian manufacturing facility by the end of 2004 and transfer production to its South Brunswick, New Jersey and Carrollton, Texas facilities. In the second quarter, the Company recorded $7.7 million ($5.0 million after tax or $.06 per share) of restructuring and other charges related to the impairment of certain European fruit preparations assets, and the closure of the Canadian manufacturing facility.

Outlook for 2004
IFF continues to expect local currency sales growth in the low- to mid-single digits in 2004 in comparison to 2003. Based on current exchange rates, such local currency growth is expected to result in a high-single digit increase in reported dollars.

IFF expects earnings per share for 2004 to be in the range of $2.04 to $2.07 compared to $1.83 in 2003. Excluding restructuring and other charges, the Company expects 2004 earnings per share to be between $2.24 and $2.27; this performance represents an expected increase in earnings per share between 6% and 7% over the comparable 2003 results of $2.12 per share.

About IFF
IFF is the world’s leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 34 countries worldwide and annual sales exceeding $1.9 billion. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995
Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements, which may be identified by such words as “expect”, “anticipate”, “outlook”, “guidance”, “may” and similar forward-looking terminology, involve significant risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic, population health and political uncertainties; interest rates; the price and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments; and the fact that the outcome of litigation is highly uncertain and unpredictable and there can be no assurance that the triers of fact or law, at either the trial level or at any appellate level, will accept the factual assertions, factual defenses or legal positions of the Company or its factual or expert witnesses in any such litigation. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Conference Call
There will be a conference call today at 10:00 AM Eastern Time, at which time the Company will discuss operating results for the third quarter 2004. The dial in number for U.S.-based participants is 888-202-2422; for international participants, the number is 913-981-5592. The pass code for the call is 953954.

A replay of the conference call will be available from 1:00 PM Eastern Time beginning on Thursday, October 28, 2004 and ending at Midnight on Thursday, November 11, 2004. The dial in number for the replay for U.S.-based listeners is 888-203-1112; for international listeners, the number is 719-457-0820. The replay pass code will be 953954.

The call can also be monitored via the World Wide Web at www.iff.com. Real Network’s Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company’s website for twelve months.

Contact Douglas J. Wetmore Senior Vice President and Chief Financial Officer Phone: 212-708-7145

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International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data)

	Quarter Ended September 30,

	As reported	Pro-Forma (A)
	2003	2003	2004
Net sales	$480,886	$473,474	$506,229
Cost of goods sold	278,191	272,919	289,052

Gross margin on sales	202,695	200,555	217,177
Research &development	39,184	39,032	43,124
Selling and administrative	75,638	75,182	83,694
Amortization	3,158	3,158	3,709

	84,715	83,183	86,650
Restructuring and other charges	(3,916)	(3,916)	(19,950)
Interest expense	(6,532)	(6,532)	(6,041)
Other income (expense), net	446	446	(324)

Pretax income	74,713	73,181	60,335
Income taxes	23,642	23,125	18,030

Net income	$51,071	$50,056	$42,305

Including restructuring and
other charges
Net income	$51,071	$50,056	$42,305
Earnings per share - basic	$.55	$.54	$.45
Earnings per share - diluted	$.54	$.53	$.44

Excluding restructuring and
other charges
Net income	$53,468	$52,453	$54,995
Result per share - basic	$.57	$.56	$.58
Result per share - diluted	$.57	$.56	$.58

(A) Pro-Forma 2003 reflects elimination of sales and operating results of the German and Swiss fruit preparations businesses for the period August 17 through the end of the quarter. Details regarding 2003 pro-forma information are contained in an October 22, 2004 Form 8-K filed with the SEC.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data)

	Nine Months ended September 30,

	As reported	Pro-Forma (A)
	2003	2003	2004
Net sales	$1,429,721	$1,422,309	$1,565,421
Cost of goods sold	823,873	818,601	891,554

Gross margin on sales	605,848	603,708	673,867
Research & development	117,043	116,891	132,114
Selling and administrative	224,641	224,185	256,604
Amortization	9,474	9,474	11,117

	254,690	253,158	274,032
Restructuring and other charges	(31,020)	(31,020)	(27,666)
Interest expense	(22,602)	(22,602)	(18,612)
Other income (expense), net	(4,451)	(4,451)	(3,054)

Pretax income	196,617	195,085	224,700
Income taxes	62,131	61,614	69,535

Net income	$134,486	$133,471	$155,165

Including restructuring and
other charges
Net income	$134,486	$133,471	$155,165
Earnings per share - basic	$1.43	$1.42	$1.65
Earnings per share - diluted	$1.42	$1.41	$1.63

Excluding restructuring and
other charges
Net income	$154,793	$153,778	$172,870
Result per share - basic	$1.65	$1.64	$1.84
Result per share - diluted	$1.64	$1.63	$1.81

(A) Pro-Forma 2003 reflects elimination of sales and operating results of the German and Swiss fruit preparations businesses for the period August 17 through the end of the quarter. Details regarding 2003 pro-forma information are contained in an October 22, 2004 Form 8-K filed with the SEC.

International Flavors & Fragrances Inc. Consolidated Condensed Balance Sheet (Amounts in thousands)

	December 31, 2003	September 30, 2004

Cash & short-term investments	$ 12,555	$ 14,733
Receivables	339,725	380,699
Inventories	454,631	437,114
Other current assets	95,761	115,482

Total current assets	902,672	948,028

Property, plant and equipment, net (1,2)	510,612	473,287
Goodwill and other intangibles, net	799,413	788,918
Other assets	94,195	95,199

Total assets	$2,306,892	$2,305,432

Commercial paper/notes payable - bank	$ 194,304	$ 64,918
Other current liabilities	331,741	375,793

Total current liabilities	526,045	440,711

Long-term debt (3)	690,231	663,324
Non-current liabilities	347,985	359,313

Shareholders’ equity	742,631	842,084

Total liabilities and shareholders’ equity	$2,306,892	$2,305,432

Notes:
1. Capital spending -	Quarter:	$14 million
	Year-to-date:	$41 million

2. Depreciation -	Quarter:	$19 million
	Year-to-date:	$57 million

3.  At December 31, 2003 and September 30, 2004 long-term debt includes unamortized gains and FAS 133 mark to market adjustments of $38.0 million and $27.5 million respectively, on various interest rate swaps the Company has entered into; such gains have been deferred and are being amortized over the remaining term of the underlying debt and the mark to market adjustment is recorded each quarter.

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Average Shares Outstanding (in thousands)	2003	2004
Third quarter:
Basic	93,265	94,172
Diluted	93,793	95,498

Year-to-date:
Basic	93,735	94,114
Diluted	94,418	95,318

Quarter ended September 30, 2004 As Reported

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	14	16	15

Europe - Reported	2	(10)	(3)
Europe - Local Currency	(5)	(16)	(9)

Latin America	10	(4)	7

Asia Pacific - Reported	6	10	8
Asia Pacific - Local Currency	3	6	5

India - Reported	-	7	4
India - Local Currency	(2)	7	2

Total - Reported	7	3	5
Total - Local Currency	3	(1)	2

Quarter ended Sept 30, 2004 Compared to 2003 Pro-Forma Excluding Sales Attributable to German and Swiss Fruit Preparation Businesses

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	14	16	15

Europe - Reported	2	(1)	1
Europe - Local Currency	(5)	(8)	(6)

Latin America	10	(4)	7

Asia Pacific - Reported	6	10	8
Asia Pacific - Local Currency	3	6	5

India - Reported	-	7	4
India - Local Currency	(2)	7	2

Total - Reported	7	7	7
Total - Local Currency	3	3	3

Nine months ended September 30, 2004 As Reported

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	11	13	12

Europe - Reported	8	3	6
Europe - Local Currency	(2)	(6)	(4)

Latin America	11	3	9

Asia Pacific - Reported	10	15	13
Asia Pacific - Local Currency	6	9	7

India - Reported	13	21	17
India - Local Currency	10	20	15

Total - Reported	10	9	9
Total - Local Currency	5	4	4

Nine months ended Sept 30, 2004 Compared to 2003 Pro-Forma Excluding Sales Attributable to German and Swiss Fruit Preparation Businesses

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	11	13	12

Europe - Reported	8	6	7
Europe - Local Currency	(2)	(4)	(2)

Latin America	11	3	9

Asia Pacific - Reported	10	15	13
Asia Pacific - Local Currency	6	9	7

India - Reported	13	21	17
India - Local Currency	10	20	15

Total - Reported	10	10	10
Total - Local Currency	5	5	5